SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934


Date of Report (Date of Earliest Event Reported)
January 11, 1999

General Growth Properties, Inc.
(Exact name of registrant as specified in its charter)


  Delaware               1-11656                  42-1283895
(State or other         (Commission           (I.R.S. Employer
 jurisdiction of         File Number)           Identification
 incorporation)                                        Number)


110 N. Wacker Drive, Chicago, Illinois 60606
(Address of principal executive offices)  (Zip Code)


(312) 960-5000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report.)



Item 5.  Other Events.

The Crossroads

On January 11, 1999, GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), through Kalamazoo Mall, LLC, a Delaware limited liability company which is owned 99.99% by the Operating Partnership and .001% by General Growth Properties, Inc., a Delaware corporation and the general partner of the Operating Partnership (the "Company"), acquired a 100% ownership interest in The Crossroads in Portage (Kalamazoo), Michigan from Closed-End Real Estate Fund I, an investment fund managed by the Connecticut General Life Insurance Company. The Company holds approximately a 70.6% interest in the Operating Partnership (assuming conversion of all preferred units of limited partnership interest in the Operating Partnership into common units of limited partnership interest in the Operating Partnership).

The aggregate consideration paid by the Operating Partnership for The Crossroads was approximately $68 million (subject to prorations and to certain adjustments and payments to be made by the Operating Partnership) and was paid on January 8, 1999. The consideration was paid in cash, financed by a short-term non-recourse interim loan, but the Company intends to convert such loan into, or replace it with, a fixed rate long-term mortgage loan within 3 - 6 months.

The Crossroads was originally developed in 1980 and underwent extensive remodeling between 1992 and 1998. It is a one-level mall of approximately 765,500 square feet. The center is anchored by Hudson's, Mervyn's, JCPenney and Sears. In addition, the center has approximately 262,500 square feet of mall shop space and is currently approximately 97% occupied.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a),(b) Not applicable.

     (c) Exhibits

     See Exhibit Index attached hereto and incorporated herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GENERAL GROWTH PROPERTIES, INC.



                                   By: /s/ Bernard Freibaum
                                   -----------------------------
                                   Bernard Freibaum
                                   Executive Vice President and
                                   Chief Financial Officer

                                   Date:  March 18, 1999



EXHIBIT INDEX

Exhibit                              Name                               Page
Number                                                                  Number


2. Agreement of purchase and sale effective as of December 29, 1998 by and between Connecticut General Life Insurance Company on behalf of it's Closed-End Real Estate Fund I and Kalamazoo Mall L.L.C.